Exhibit 99.1

HERTZ PROGRESSES TOWARD CHAPTER 11 EXIT IN SECOND QUARTER OF 2021 AS ROBUST NEGOTIATIONS REGARDING PLAN SPONSORSHIP CONTINUE

ESTERO, Fla., March 30, 2021 – Hertz Global Holdings, Inc. (OTCPK:HTZGQ) (“Hertz” or the “Company”) announced today that it has made all of the required court filings in its Chapter 11 case needed to continue the process it initiated at the beginning of March 2021 to exit Chapter 11 in June 2021. The filings also report on the status of ongoing negotiations regarding funding the Company’s proposed Plan of Reorganization (the “Plan”).

The Plan, as initially filed on March 1, 2021, contemplated a $4.2 billion equity infusion from affiliates of Certares Opportunities LLC and Knighthead Capital Management, LLC (the “Plan Sponsorship Proposal”) to fund the payment in cash in full of all senior claims and a 70-cent payout to the Company’s unsecured creditors. Prior to filing its initial Plan, Hertz had received interest from a number of parties to provide the equity capital needed to fund its Chapter 11 exit, including a proposal from Centerbridge Partners, L.P., Warburg Pincus LLC, and Dundon Capital Partners (collectively, the “Alternate Plan Sponsorship Proposal”). Based on its assessment of the proposals received and all of the information then available, Hertz believed that the Plan Sponsorship Proposal would support a value-maximizing conclusion to its Chapter 11 case, while also providing the best opportunity for an efficient and timely exit from Chapter 11.

Based on events that have occurred since the initial Plan filing, including (1) material modifications and improvements to both sponsorship proposals, (2) the fact that both proposals remain subject to certain contingencies, including final documentation, and (3) input received from holders of over 80% of Hertz’s approximately $2.7 billion of unsecured notes, Hertz has determined to continue the process of negotiating the terms on which its Plan will be sponsored without delaying its goal of exiting Chapter 11 by early to mid-summer. This ongoing iterative and competitive process is reflected in the court filings Hertz made last night. The Company expects to file one or more amendments to the documents filed yesterday to incorporate the terms of a finalized sponsorship proposal once selected.

Under the current terms of both proposals, upon exit from Chapter 11, the Company would:

(1) have at most approximately $1.3 billion of corporate debt,

(2) be provided with over $2 billion of global liquidity,

(3) obtain a new asset-backed securitization facility that would pay in full all existing obligations related to Hertz’s U.S. vehicle fleet and provide the funding needed to meet Hertz’s ongoing fleet requirements, and

(4) satisfy in full all debt obligations associated with the Company’s European business, leaving it debt-free.

Both proposals also currently contemplate that the Company will emerge from Chapter 11 as a publicly-traded company, with up to approximately 80% of its shares owned by the holders of its U.S. unsecured funded debt obligations. The equity capital required to fund the Plan will, in both cases, be funded by (a) direct purchases of equity in the reorganized company by the plan sponsors or their affiliates, and (b) the proceeds of an offering to the holders of the Company’s unsecured funded debt to purchase common shares that will be fully backstopped by either the plan sponsors or certain holders of the unsecured notes. General unsecured creditors will receive a cash distribution of approximately 80 cents on the dollar under the Plan Sponsorship Proposal and approximately 75 cents on the dollar under the Alternate Plan Sponsorship Proposal. Additionally, the holders of the Company’s unsecured funded debt would receive common equity in the reorganized company. The Company’s existing common shares would be cancelled.

Paul Stone, President and Chief Executive, said: “We’re fortunate to be in a position to choose between two proposals that will strengthen the Company by eliminating approximately $5 billion of corporate debt and providing us with the liquidity to execute on our business plan, while also delivering excellent value for our creditors and stakeholders. We are encouraged that our creditors would prefer to invest in the reorganized company, rather than receive a cash payout. Others are seeing what we already know – Hertz is an incredible company with tremendous growth potential. Once the proposals have been finalized and we receive further input from our creditors, we will work with our financial and legal advisors to quickly determine which of these excellent options will fund our plan. We remain committed to completing the reorganization process in the second quarter and emerging from Chapter 11 well positioned for the upcoming summer season.”

Hertz anticipates that it will finalize the proposals imminently and that, after consulting with its stakeholders, including the Ad Hoc Group of Unsecured Noteholders and the Official Committee of Unsecured Creditors, it will select a Plan sponsor and amend its court filings accordingly in the coming days. The next step will be for the Bankruptcy Court to consider approving the terms of the selected Plan sponsors’ proposed investment, the Disclosure Statement with respect to the Plan, and related creditor solicitation materials and procedures. All such matters are currently scheduled to be heard on April 16. Assuming Court approval, the Disclosure Statement and Plan will then be sent to Hertz’s creditors for a vote, and the Court will hold a hearing to consider confirmation of the Plan.

For the Court documents or filings, please visit https://restructuring.primeclerk.com/hertz or call (877) 428-4661 (toll-free in the U.S.) or (929) 955-3421 (from outside the U.S.). White & Case LLP is serving as legal advisor, Moelis & Co. is serving as investment banker, and FTI Consulting is serving as financial advisor.

ABOUT HERTZ

The Hertz Corporation, a subsidiary of Hertz Global Holdings, Inc., operates the Hertz, Dollar and Thrifty vehicle rental brands throughout North America, Europe, the Caribbean, Latin America, Africa, the Middle East, Asia, Australia and New Zealand. The Hertz Corporation is one of the largest worldwide vehicle rental companies, and the Hertz brand is one of the most recognized globally. Additionally, The Hertz Corporation operates the Firefly vehicle rental brand and Hertz 24/7 car sharing business in international markets and sells vehicles through Hertz Car Sales. For more information about The Hertz Corporation, visit www.hertz.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of federal securities laws. Words such as “expect” and “intend” and similar expressions identify forward-looking statements, which include but are not limited to statements related to our liquidity and potential financing sources; the bankruptcy process; our ability to obtain approval from the Bankruptcy Court with respect to motions or other requests made to the Bankruptcy Court throughout the course of the Chapter 11 Cases; the effects of Chapter 11 on the interests of various constituents; and the ability to negotiate, develop, confirm and consummate a plan of reorganization. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including those in our risk factors that we identify in our most recent annual report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission on February 26, 2021, and any updates thereto in the Company's quarterly reports on Form 10-Q and current reports on Form 8-K. We caution you not to place undue reliance on our forward-looking statements, which speak only as of their date, and we undertake no obligation to update this information.